Exhibit 99.1

                NEWS RELEASE

April 7, 2020

NCR CORPORATION ANNOUNCES PRICING OF SENIOR NOTES OFFERING

ATLANTA – April 7, 2020 – NCR Corporation (NYSE: NCR) (the “Company”) announced today the pricing of an offering of $400 million aggregate principal amount of 8.125% senior notes due 2025 (the “Notes”) at a price of 100% of the principal amount of the Notes, which resulted in gross proceeds of $400 million.  The Notes will be general unsecured senior obligations of the Company and will be guaranteed by the Company’s wholly-owned subsidiary, NCR International, Inc., a Delaware corporation.

The offering is expected to close on April 13, 2020, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

The Notes and the related subsidiary guarantee were offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act.  The Notes and the related subsidiary guarantee have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading software- and services-led enterprise provider in the financial, retail and hospitality industries.  NCR is headquartered in Atlanta, Georgia, with 36,000 employees globally.  NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact

Cameron Smith

NCR Corporation

678.808.5313

cameron.smith@ncr.com

Investor Contact

Michael Nelson

NCR Corporation

678.808.6995

michael.nelson@ncr.com

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements.  Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” and words of similar meaning.  Statements that describe or relate to the Company’s plans, goals, intentions, strategies, financial outlook, the Company’s intention to consummate the offering and issue the Notes or the intended use of proceeds from the offering of the Notes, and statements that do not relate to historical or current fact, are examples of forward-looking statements.  Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of the Company’s control.  Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements.  Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and current reports on Form 8-K.  Any forward-looking statement speaks only as of the date on which it is made.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.